                                                                    Exhibit 12.1

                               JABIL CIRCUIT, INC.
      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (dollars in thousands, except ratio data)


                                                                                         Years Ended August 31,
                                                Nine Months Ended  --------------------------------------------------------------
                                                   MAY 31, 2003       2002         2001          2000          1999        1998
                                                   ------------    ---------     ---------     ---------     --------    --------
                                                    (Unaudited)
Pretax Income from Operations                         $ 13,075     $  44,756     $ 166,148     $ 212,696     $133,303    $ 83,041
Fixed Charges                                           22,482        25,266        18,095        16,841       12,006       6,512
Interest Expense Capitalized(1)                           (837)       (1,737)       (3,023)       (1,046)          --         (83)
Amortization of previously capitalized interest            121           120            43            --           --          --
                                                      --------     ---------     ---------     ---------     --------    --------
                                                      $ 34,841     $  68,405     $ 181,263     $ 228,491     $145,309    $ 89,470
                                                      ========     =========     =========     =========     ========    ========

Fixed Charges:
  Interest Expense                                    $ 11,773     $  13,055     $   5,857     $   7,605     $  7,110    $  3,876
  Capitalized Interest                                     837         1,737         3,023         1,046           --          83
  Interest Expense portion of Annual rent expense(1)     9,872        10,474         9,215         8,190        4,896       2,553
                                                      --------     ---------     ---------     ---------     --------    --------
             Total Fixed Charges                      $ 22,482     $  25,266     $  18,095     $  16,841     $ 12,006    $  6,512
                                                      ========     =========     =========     =========     ========    ========


Ratio of Earnings to Fixed Charges                         1.5           2.7          10.0          13.6         12.1        13.7
                                                      ========     =========     =========     =========     ========    ========

(1) Includes an appropriate interest portion of the annual rent expense for certain leased facilities and equipment which was deemed to be representative of the interest factor in rent expense.